Report of Independent Auditors

To the Shareholders and Board of Trustees of TIAA-CREF Institutional Mutual Funds

In planning and performing our audits of the financial statements of TIAA-CREF Institutional Mutual Funds
(comprising, respectively, Institutional S&P 500 Index
Fund, Institutional Inflation Linked Bond Fund,
Institutional Large-Cap Value Fund, Institutional Bond
Fund, Institutional Mid-Cap Value Fund, Institutional
Mid-Cap Growth Fund, Institutional Equity Index Fund,
Institutional Growth Equity Fund, Institutional Growth and Income Fund, Institutional International Equity Fund,
Institutional Money Market Fund, Institutional Social
Choice Fund, Institutional Real Estate Securities Fund,
Institutional Small Cap Equity Fund, Institutional
International Equity Fund, Institutional Large-Cap Growth
Index Fund, Institutional Large-Cap Value Index Fund,
Mid-Cap Blend Index Fund, Mid-Cap Growth Index Fund,
Mid-Cap Value Index Fund, Small-Cap Blend Index Fund,
Small-Cap Growth Index Fund and Small Cap Value Index
Fund) for the year ended September 30, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of TIAA-CREF Institutional Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that mistakes caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at September 30, 2003.

This report is intended solely for the information and use of the Board of Trustees and management of TIAA-CREF Institutional Mutual Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


     	ERNST & YOUNG LLP

November 13, 2003